Exhibit (E)(4)

Quasar Distributors, LLC

SALES AGREEMENT

From:

To:	Quasar Distributors, LLC

Ladies and Gentlemen:

We desire to enter into an agreement with you for the sale and distribution of the shares of each open-end investment company (or class or series thereof having a separate portfolio) for which you act as principal underwriter. Each such investment company (or such a class or series) is hereafter referred to as a “Fund”. A list of Funds at the present time is attached hereto as Appendix A. Upon acceptance of this Agreement by you, we understand that we may offer and sell shares of each of the Funds (whether or not listed in Appendix A), subject, however, to all of the terms and conditions hereof and to your right, without notice, to suspend and terminate the sale of the shares of any one or more of the Funds.

1.	We understand that the shares of each Fund will be offered and sold at the current offering price in effect at the time the order for such shares is confirmed and accepted by you. All purchase requests and applications submitted by us are subject to acceptance or rejection in your sole discretion, and, if accepted, each purchase will be deemed to have been consummated at your office.

2.	(a) We certify that (i) we are registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) or are exempt from registration as a broker-dealer under the 1934 Act, (ii) we are qualified as a broker-dealer in all states or other jurisdictions in which we sell Fund Shares or are exempt from registration as a broker-dealer in all states or other jurisdictions in which we sell Fund Shares, and, (iii) if we sell shares in additional states or jurisdictions in the future, we will become qualified to act as a dealer in each such state or jurisdiction prior to selling any Fund shares or will confirm an exemption from registration as a broker-dealer in each such state or jurisdiction prior to selling any Fund shares. We further agree to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies. We agree that we will sell or offer for sale shares of each Fund in only those states or jurisdictions whose laws permit the sale in question, whether or not such permission is dependent on registration or qualification of a Fund or its shares under such law. We shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement. We agree to notify Quasar immediately in the event of any finding that we violated any applicable federal or state law, rule or regulation arising out of our activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way our ability to act in accordance with the terms of this Agreement.

(b)           If we are a “bank,” as such term is defined in Section 3(a)(6) of the 1934 Act, we further represent and warrant that we are a member of the Federal Deposit Insurance Corporation (“FDIC”) in good standing and agree to notify Quasar immediately of any changes in our status with the FDIC.

(c)          If we are registered as a broker-dealer under the 1934 Act, we represent and warrant that we are a member in good standing of the Financial Industry Regulatory Authority (the “FINRA”) and that we agree to abide by the Conduct Rules of the FINRA. We agree to notify Quasar immediately in the event of our expulsion or suspension from the FINRA.

(d)            If we are registered as a broker-dealer under the 1934 Act, we further represent and warrant that we are a member of the Securities Investor Protection Corporation (“SIPC”) in good standing and agree to notify Quasar immediately of any changes in our status with SIPC.

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3.	We will offer and sell the shares of each Fund only in accordance with the terms and conditions set forth in the then current Prospectus relating to the Fund (which term “Prospectus” used herein shall include any related statement of additional information), and we will make no representations not included in said Prospectus or in any supplemental sales material authorized and supplied by you. We will use our best efforts in the development and promotion of sales of shares of each Fund and agree to be responsible for the proper instruction and training of all sales personnel employed by or associated with us, in order that such shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations.

We shall be permitted to accept orders for the purchase, exchange or redemption of Shares of the Funds on each business day that the New York Stock Exchange is open for business and a Fund’s net asset value is determined (“Business Day”). We shall not be required to accept orders on any Business Day on which Dealer is not open for business. If orders are accepted by us prior to the latest time at which a Fund’s net asset value is to be calculated as determined by its Board of Directors/Trustees, which is typically as of the close of the New York Stock Exchange on that Business Day (“Close of Trading”), such orders shall be treated as having been received on that Business Day. If such orders are received after Close of Trading on a Business Day, they shall not be treated as having been accepted by us on such Business Day.

All purchase orders shall be placed at, and in accordance with the applicable discount schedules set forth in the Fund’s then current prospectus (“Breakpoints”).

We agree to hold you and/or each Fund harmless and indemnify you and/or each Fund in the event that we, or any of our sales representatives should violate any law, rule or regulation, or any provisions of this Agreement, which violation may result in liability to you and/or any Funds; and in the event that you and/or any Fund determine to refund any amounts paid by any investor by reason of any such violation on our part, we shall return to you and/or that Fund any commission previously paid or discounts allowed by you to us with respect to the transaction for which the refund is made. All expenses which we incur in connection with our activities under this Agreement shall be borne by us.

4.	We understand and agree that the sales charge and dealer commission relative to any sales of shares of a Fund made by us will be in an amount as set forth in the then current Prospectus relating to the Fund or in separate written notice to us.

5.	Payment for purchases of shares of each Fund made by wire order from us shall be made to you or for your account and received by you within three business days after the acceptance of our order or such shorter time as may be required by law. If such payment is not received by you, we understand that you reserve the right, without notice, to cancel the sale, or, at your option, to sell the shares ordered by us back to the applicable Fund, in which latter case we may be held responsible for any loss, including loss of profit, suffered by you and/or the Fund, resulting from our failure to make the aforesaid payment. Where sales of the shares of the Fund are contingent upon the receipt of payment therefor, we will forward promptly to you any purchase orders and/or payments received by us from investors.

6.	We agree to purchase shares only from you or from our customers. If we purchase shares from you, we agree that all such purchases shall be made only to cover orders received by us from our customers, or for our own bona fide investment. If we purchase shares from our customers, we agree to pay such customers not less than the redemption price as established by the then applicable current Prospectus.

7.	Unless at the time of transmitting an order we advise you to the contrary, you may consider the order to be the total holding of an investor and assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of the purchase as determined by the schedule set forth in the then applicable current Prospectus.

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8.	We understand and agree that if any shares sold by us under the terms of this Agreement are redeemed by a Fund or are repurchased by you as agent for that Fund or are tendered to that Fund for redemption within seven business days after the confirmation to us of our purchase order for such shares, we will promptly refund to you the full amount of the commission allowed to us on the original sale.

9.	Your obligations to us under this Agreement are subject to all the provisions of any agreement entered into between you and the applicable Fund (or investment company of which a Fund is a class or series). We understand and agree that in performing our services covered by this Agreement we are acting as principal, and you are in no way responsible for the manner of our performance or for any of our acts or omissions in connection therewith. Nothing in this Agreement shall be construed to constitute us or any of our agents, employees or representatives as your agent, partner or employee, or the agent or employee of a Fund.

10.	We may terminate this Agreement by notice in writing to you, which termination shall become effective thirty days after the date of mailing to you. We agree that you have and reserve the right, in your sole discretion without notice, to suspend sales of shares of any of the Funds, or to withdraw entirely the offering of shares of any of the Funds, or, in your sole discretion, to modify, amend or cancel this Agreement upon written notice to us of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing, you may terminate this Agreement for cause on violation by us of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. Without limiting the foregoing, any provision hereof to the contrary notwithstanding, our expulsion from the FINRA will automatically terminate this Agreement without notice; our suspension from FINRA or violation of applicable state or federal laws or rules or regulations of authorized regulatory agencies will terminate this Agreement effective upon the date of your mailing notice to us of such termination. Your failure to terminate for any cause shall not constitute a waiver of your right to terminate at a later date for any such cause. All notices hereunder shall be to the respective parties at the address listed herein, unless changed by notice given in accordance with this Agreement.

11.	This Agreement shall become effective as of the date it is executed and dated by you below. This Agreement may not be assigned or transferred; provided, however, that you may assign or transfer this Agreement to any successor firm or distributor of any of the Funds.

12.	Both parties hereto agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. The provisions of this Paragraph shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Customer; provided, however, that either party hereto may disclose such information as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to such party, or as may be required by law. Both parties agree to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

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13.	We represent and warrant that we have adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization (collectively, “AML Rules and Regulations”). We further represent that our AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine our AML books and records.

14.	To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin.

15.	Dealer agrees that, in the event it should come to Dealer's attention from the Fund, Quasar Distributors or the Dealer's Clearing Firm that any of its customers is engaging in a pattern of purchases, redemptions and/or exchanges of shares that appear to evidence "market timing", Dealer shall cooperate fully with the Funds and Quasar in investigation and, if deemed necessary or appropriate, terminating any such pattern of trading.

16.	If the Dealer is a “financial intermediary” other than a “indirect financial intermediary” each as defined in Rule 22c-2, Dealer agrees to enter into the Rule 22c-2 Shareholder Information Agreement, substantially in the form attached hereto, with Quasar contemporaneously with the execution of this Agreement.

Accepted:

Firm
Quasar Distributors, LLC

Street Address

City State Zip Code	Authorized Signature Date

James Schoenike, President
Authorized Signature Date

Name and Title

Return signed agreements to:

Quasar Distributors, LLC

Dealer Agreement Department

615 East Michigan Street

Milwaukee, WI 53202

A fully executed original will be returned for your records.

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BILATERAL NETWORKING AGREEMENT

This Agreement is made ____________________, 20___ by and between Quasar Distributors, LLC, a Delaware limited liability company, and ___________________________, an entity that engages in the purchase and sale of shares of the Funds listed on Appendix A hereto (collectively, the "Funds").

The undersigned parties each agree to comply with the National Securities Clearing Corporation rules and procedures as stated in the Standard Networking Agreement issued in the ICI Memorandum dated April 23, 1993.

Quasar Distributors, LLC

By:		Date:
James Schoenike, President

By:		Date:
Name:
Title:

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